Exhibit 3.9

State of Delaware Secretary of State Division of Corporations Delivered 12:55 PM 02/02/2009 FILED 12:31 PM 02/02/2009 SRV 090091010 – 4650954 FILE

CERTIFICATE OF FORMATION

OF

ACADIA LOUISIANA, LLC

*    *    *

This Certificate of Formation of Acadia Louisiana, LLC (the “Company”), is being executed and filed by the undersigned, as an authorized person, for the purpose of forming a limited liability company under the Delaware Limited Liability Company Act.

1. The name of the limited liability company is Acadia Louisiana, LLC.

2. The Company’s registered office in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The registered agent of the Company for service of process at such address is The Corporation Trust Company.

3. This Certificate of Formation shall become effective as of the date it is filed with the Secretary of State.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the 1st day of February, 2009.

/s/ Trey Carter
Trey Carter
President and Chief Executive Officer

State of Delaware Secretary of State Division of Corporations Delivered 05:09 PM 10/08/2009 FILED 04:58 PM 10/08/2009 SRV 090922554 – 4650954 FILE

STATE OF DELAWARE

CERTIFICATE OF CHANGE OF AGENT

AMENDMENT OF LIMITED LIABILITY COMPANY

The limited liability company organized and existing under and by virtue of the Limited Liability Company Act of the State of Delaware, does hereby certify:

1.	The name of the company is Acadia Louisiana, LLC

2.	The Certificate of Formation of the company is hereby amended to change the name and address of the registered agent and the address of the registered office within the State of Delaware as follows;

National Registered Agents, Inc.

160 Greentree Drive, Suite 101

Dover, Delaware 19904

County of Kent

Executed on 9/15/09

/s/ Robert Swinson
Name:	Robert Swinson
Title:	Authorized Person